Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal Year 2013 Earnings Results and
Schedules Conference Call for July 5, 2013

Fiscal Year 2013 Highlights:

•	Revenues from retail sales decreased to $40.7 million, down 38.4% from the prior period
•	Gross profit was $14.6 million, down 46.9% from the prior year
•	Net loss was $14.3 million
•	Diluted and basic loss per share was $1.06
•	Retooling operations: closed 17 stores in and around Hangzhou and focusing on more profitable wholesale customers

China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today reported earnings results for the fiscal year ended March 31, 2013.  The Company will hold a conference call on Friday, July 5, 2013, at 8:00 a.m. Eastern Time. Please see below for dial-in information.

Mr. Lei Liu, the Company's Chairman and CEO, stated, “During fiscal year 2013, our retail drugstore segment faced increased government price controls on over-the-counter and prescription drugs and stricter insurance requirements as well as increased competition from neighborhood drugstores and hospitals that received government subsidies.”  As of June 28, 2013, the Company operated 51 pharmacies, including five stores in Shanghai.

Mr. Lei Liu continued, “Our net loss was not only due to the reserves related to our advances to suppliers and accounts receivable from our wholesale business, but also goodwill impairments related to two acquisitions and write-offs related to closing 17 drugstores. These items totaled $12.2 million and accounted for 85.1% of our total net loss. Consequently, we are retooling our business strategies going forward: we plan to open more clinics adjacent to our drugstores to boost sales, we are looking for ways to reduce our general and administrative expenses, and we are now focusing on more profitable wholesale customers rather than driving sales volume through low margin sales as we had previously done.”

Mr. Liu continued, “For fiscal year 2013, we continued to harvest and sell herbs used in traditional Chinese medicine. Sales from our online drugstore also rose, as we actively promoted our online presence through cooperation with some of the larger online vendors in China.”

“For Fiscal 2014, we are looking to stabilize and grow our revenue primarily through our retail operation, and we will continue our wholesale operations with an eye on bottom line results,” stated Mr. Liu.

Balance Sheet Highlights

As of March 31, 2012, the Company had $4.5 million of cash, $67.8 million in total assets and $29.7 million in total liabilities.

Fiscal Year 2013 Full Year Results

Comparison of years ended March 31, 2013 and 2012

The following table summarizes our results of operations for the years ended March 31, 2013 and 2012:

	Years Ended March 31,
	2013		2012
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenues	$89,495,546	100.0%	$94,352,885	100.0%
Gross Profit	$14,634,993	16.4%	$27,562,801	29.2%
Selling Expenses	$12,216,984	13.7%	$8,498,240	9.0%
General and Administrative Expenses	$15,000,364	16.8%	$8,582,389	9.1%
Goodwill Impairment Loss	$1,473,606	1.6%	$-	-
(Loss) Income from Operations	$(14,055,961)	(15.7)%	$10,482,172	11.1%
Other Income (Expense)	$56,428	0.1%	$187,865	0.2%
Changes in Fair Value of Purchase Option Derivative Liability	$18,810	0.0%	$118,807	0.1%
Income Tax Expenses	$353,802	0.4%	$2,648,365	2.8%
Net (loss) income attributable to controlling interest	$(14,334,525)	(16.0)%	$8,141,626	8.6%
Net (loss) attributable to noncontrolling interest	(794)	(0.0)%	(1,147)	(0.0)%

Revenue.

Revenue decreased by $4,857,339 or 5.1% year over year, primarily due to a decrease in our retail business, despite the fast expansion of our wholesale business and the addition of our herb farming business:

(1)
Retail sales, which accounted for approximately 45.5% of total revenue for the year ended March 31, 2013, decreased by $25,348,268 or 38.4% to $40,726,080, due to price control on many popular prescription drugs and an increasingly competitive retail market. Our retail margin also fell from 33.0% to 24.4%. Same-store sales decreased by approximately $22,489,343 or 36.2%, while new stores and online sales collectively contributed approximately $3,165,271 in revenue.  Our store count decreased to 51 as of March 31, 2013, from 61 a year ago. We do not expect same-store sales will recover quickly in the near future as the frequency of government-mandated price controls and the number of drugs subject thereto continue to increase.

(2)
Since inception, our wholesale business expanded rapidly through competitive pricing and represented 51.7% of total revenue for the year ended March 31, 2013, up from 26.0% a year ago.   However, our wholesale margin is significantly lower than our other operating segments, and fell from 7.4% to 5.2%.  Since our third fiscal quarter, we have ceased certain low margin sales and are focusing on profitability rather than sales volume, and our wholesale margin rose to over 10% in the fourth fiscal quarter. Because we have little access to lucrative sales channels such as hospitals, we have qualified as a first-tier distributor with only a limited number of vendors thus far. Until we are able to achieve first-tier distributor status with more vendors, we do not expect our wholesale business to significantly expand in the immediate future.

(3)
Sales from our herb farming business accounted for $2,534,380 or approximately 2.8% of our total revenue for the year ended March 31, 2013 as compared to $4,217,574 a year ago. Our margin from this business is significant: 91.2% for fiscal 2013 and 94.9% for fiscal 2012. In fiscal 2013, we planted and harvested herbs based on our best estimate as to future market demands. We anticipate that we will continue doing so in upcoming fiscal year, but do not expect a significant increase from fiscal 2013 in terms of revenue or gross profit.

 Revenue by Segment.

The following table breaks down the revenue for our three business segments for the years ended March 31, 2013 and 2012:

	Years ended December 31,
	2013		2012
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$37,678,835	42.1%	$64,981,643	69%	$(27,302,808)	(42.0)%
Revenue from online sales	3,047,245	3.4%	1,092,705	1%	1,954,540	178.9%
Sub-total of retail revenue	40,726,080	45.5%	66,074,348	70%	(25,348,268)	(38.4)%

Revenue from wholesale business	46,235,086	51.7%	24,060,963	26%	22,174,123	92.2%
Revenue from herb farming business	2,534,380	2.8%	4,217,574	4%	(1,683,194)	(39.9)%
Total revenue	$89,495,546	100%	$94,352,885	100.0%	$(4,857,339)	(5.1)%

The revenue fluctuation year over year reflected the following combined factors:

(1)
Drugstore revenue decreased by approximately $27.3 million or 42.0% year over year, primarily due to three factors.   Local government has been controlling the cost of its insurance programs by reducing the number and types of subsidized drugs. In addition, as more drugs are subject to price control, we must either reduce our prices accordingly or stop carrying the affected drugs. The retail drug market in Hangzhou, where our stores are still predominantly located, has also become very competitive with many neighborhood drugstores opening.  Accordingly, we do not expect our retail sales to recover quickly in the near future.

(2)
The growth in wholesale revenue is a reflection of our volume-driven strategy during the first half of fiscal 2013. Sales during that period amounted to approximately $37,535,949, or 81.2% of total wholesale revenue. Starting in the third quarter of fiscal 2013, however, we have halted efforts to achieve sales volume through low margin sales and are focusing on profitability. Wholesale revenue for fiscal 2012 was also less because we only had eight months of wholesale operation, as Jiuxin Medicine was acquired in August 2011.

(3)
Online sales increased by $1,954,540 or 178.9% year over year, and we expect the business to grow as we gain wider consumer awareness through our continuing cooperation with business-to-consumer online vendors such as Taobao.

Gross Profit.

Gross profit decreased by $12,927,808 or 46.9% year over year from substantial decline in retail sales.  Gross margin also decreased, from 29.2% to 16.4%, as a result of lower retail and wholesale profit margins.  The average gross margin for each of our three business segments for the years ended March 31, 2013 and 2012 are as follows:

	Years ended March 31,
	2013	2012
Retail business	24.4%	33.0%
Wholesale business	5.2%	7.4%
Herb farming business	91.2%	94.9%

Retail gross margin decreased primarily due to price adjustments we were forced to make. Some adjustments were made to comply with government price controls. Others were made to stay competitive with local community hospitals that are able to sell near cost due to government subsidies. We also adjusted prices to match or beat other competitors. As a result, our overall retail gross profit margin decreased.

The first half of fiscal 2013 is responsible for the decrease in wholesale gross margin. As we were relying on very competitive prices to stimulate sales during that period, our profit margin from that period is only 3.0%. We ceased certain low profit margin wholesale business since then, and profit margin accordingly improved in the second half of fiscal 2013. Profit margin was over 10% in the fourth fiscal quarter.

The gross margin for our herb farming business is achieved through our ability to control quality through monitoring the cultivation process which, in turn, has enabled us to command good pricing. Provided that market demands remain robust, we expect profit margin to remain high even if we continue to sell our harvests to just the vendor that we have been selling to.

Selling and Marketing Expenses.

Sales and marketing expenses increased by $3,718,744 or 43.8% year over year primarily due to promotional activities and advertising, as well as $573,461 in year-end employee bonuses to retain talent and address labor cost inflation. Included in selling and marketing expense is one-time leasehold improvement impairment of $275,805 and $1,993,483 related to store closings and the termination of a new store project, respectively, and $384,276 in amortization of leasehold improvement for Jiuxin Medicine. In fiscal 2013, we closed 17 stores and charged the residual value of store improvements (such as immovable store decoration) into expense. We also shut down construction for a new pharmacy and terminated the project when the scheduled paving for a nearby thoroughfare to the city center was suspended indefinitely by the Hangzhou government. As a result, we recorded a direct write-off of a construction-in-progress. Rental expense in fiscal 2013 was also $273,599 more than in fiscal 2012 due to the booming Chinese real estate market. We expect our labor and rental cost will continue to rise in the future.

 General and Administrative Expenses.

General and administrative expenses increased by $6,417,975 or 74.8% year over year. Such expenses as a percentage of our revenue increased to 16.8% from 9.1% for the same period a year ago. The increase in absolute dollars as well as a percentage of revenue mainly resulted from write-offs and allowances of bad debt, including $846,094 of direct write-offs from government health insurance, as well as allowances from our wholesale operations, including $4,700,924 related to accounts receivable and $2,846,822 related to advances to suppliers. Because most aged receivables were reserved in fiscal 2013, we anticipate that general and administrative expenses should decrease in the future.

Impairment of Goodwill.

During the year ended March 31, 2013, we recorded a goodwill impairment charge of $1,473,606 previously recognized in connection with the acquisitions of Jiuxin Medicine and Shanghai Zhongxing. Such impairment was made after we estimated the fair value of each of these businesses and determined that the implied fair value was lower than the carrying value.  Accordingly, we fully impaired goodwill by writing down goodwill of $1,403,933 for Jiuxin Medicine and $69,673 for Shanghai Zhongxing.

Income (Loss) from Operations.

Income from operations decreased by $24,538,133 year over year, resulting in operating loss of $14,055,961 for the year ended March 31, 2013, as compared to operating income of $10,482,172 a year ago.   Operating margin for the fiscal years ended March 31, 2013 and 2012 was (25.1)% and 11.1%, respectively.

Income Taxes.

Income tax expense decreased by $2,294,563 year over year, as a result of our operating loss and an income tax waiver granted to Qianhong Agriculture.

Net Loss.

For the fiscal year ended March 31, 2013, we recorded net loss of $14,334,525. Included in net loss are bad debt allowances of $7,615,067, bad debt write-offs of $846,094, goodwill impairment of $1,473,606, and a charge to expense of $2,269,288 in leasehold improvement for our closed stores.

Conference Call Information

The Company will host a conference call to discuss its fiscal year 2013 results on Friday, July 5, 2013, at 8 a.m. Eastern Time. To participate in the conference call (identification number 4628401), please dial 1-877-941-1427 from North America. International participants can access the call by dialing 1-480-629-9664. A live audio webcast of this conference call will be available under the Investor Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11 a.m. Eastern Time by dialing 1-877-870-5176 or -1-858-384-5517 with pin # 4628401. The replay will also be available on the company website.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of June 28, 2013, the Company had 51 retail pharmacies in Hangzhou and Shanghai.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

See Accompanying Tables

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2013	2012

A S S E T S

CURRENT ASSETS
Cash	$4,524,094	$3,833,216
Restricted cash	2,162,837	2,818,449
Trade accounts receivables, net	12,978,808	16,516,671
Inventories	8,586,999	6,875,574
Other receivables, net	157,849	603,294
Advances to suppliers, net	15,523,034	14,347,557
Other current assets	1,221,499	2,853,301
Total current assets	45,155,120	47,848,062

PROPERTY AND EQUIPMENT, net	13,288,652	15,647,120

OTHER ASSETS
Long term deposits	2,760,665	2,872,219
Other noncurrent assets	5,431,326	5,776,667
Intangible assets, net	1,202,258	2,816,945
Total other assets	9,394,249	11,465,831

Total assets	$67,838,021	$74,961,013

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Accounts payable, trade	$13,780,211	$13,906,383
Notes payable	7,186,453	4,208,928
Other payables	1,327,454	782,586
Other payables - related parties	1,224,417	1,458,441
Customer deposits	4,828,293	1,332,141
Taxes payable	371,633	469,606
Accrued liabilities	956,342	417,184
Total current liabilities	29,674,803	22,575,269

Purchase option derivative liability	15,609	34,419
Total liabilities	29,690,412	22,609,688

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2013 and 2012	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,609,002 and 13,589,621 shares issued and outstanding	13,609	13,589
Additional paid-in capital	16,609,747	16,853,039
Statutory reserves	1,309,109	1,309,109
Retained earnings	17,095,369	31,429,100
Accumulated other comprehensive income	3,121,654	2,747,561
Total stockholders' equity	38,149,488	52,352,398

Noncontrolling interests	(1,879)	(1,073)
Total equity	38,147,609	52,351,325

Total liabilities and stockholders' equity	$67,838,021	$74,961,013

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	For the years ended March 31,
	2013	2012
REVENUES, NET	$89,495,546	$94,352,885

COST OF GOODS SOLD	74,860,553	66,790,084

GROSS PROFIT	14,634,993	27,562,801

SELLING EXPENSES	12,216,984	8,498,240
GENERAL AND ADMINISTRATIVE EXPENSES	15,000,364	8,582,389
GOODWILL IMPAIRMENT LOSS	1,473,606	-
TOTAL OPERATING EXPENSES	28,690,954	17,080,629

(LOSS) INCOME FROM OPERATIONS	(14,055,961)	10,482,172

OTHER INCOME, NET	56,428	187,865
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	18,810	118,807

(LOSS) INCOME BEFORE INCOME TAXES	(13,980,723)	10,788,844

PROVISION FOR INCOME TAXES	353,802	2,648,365

NET (LOSS) INCOME	(14,334,525)	8,140,479

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	794	1,147

NET (LOSS) INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(14,333,731)	8,141,626

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	374,093	1,627,728

COMPREHENSIVE (LOSS) INCOME	$(13,959,638)	$9,769,354

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,580,731	13,568,481
Diluted	13,580,731	13,569,995

EARNINGS PER SHARES:
Basic	$(1.06)	$0.60
Diluted	$(1.06)	$0.60

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

						Accumulated
	Common Stock			Retained Earnings		other
	Number of		Paid-in	Statutory		comprehensive	Noncontrolling
	shares	Amount	capital	reserves	Unrestricted	income/(loss)	interest	Total
BALANCE, March 31, 2011	$13,530,477	$13,530	$16,333,956	$1,309,109	$23,287,474	$1,119,848	$-	$42,063,917

Cash injection contributed by shareholders	-	-	406,546	-	-	-	-	406,546
Stock based compensation	59,144	59	118,993	-	-	-	-	119,052
Closing of subsidiary Kuaileren	-	-	(6,456)	-	-	-	-	(6,456)
Non-controlling interest in acquiree	-	-	-	-	-	-	59	59
Net income	-	-	-	-	8,141,626	-	(1,147)	8,140,479
Foreign currency translation gains	-	-	-	-	-	1,627,713	15	1,627,728
BALANCE, March 31, 2012	13,589,621	$13,589	$16,853,039	$1,309,109	$31,429,100	$2,747,561	$(1,073)	$52,351,325

Closing of VIE Jiuying Pharmacy	-	-	(406,546)	-	-	-	-	(406,546)
Stock based compensation	19,381	20	163,254	-	-	-	-	163,274
Net loss	-	-	-	-	(14,333,731)	-	(794)	(14,334,525)
Foreign currency translation gain (loss)	-	-	-	-	-	374,093	(12)	374,081
BALANCE, March 31, 2013	13,609,002	$13,609	$16,609,747	$1,309,109	17,095,369	$3,121,654	$(1,879)	$38,147,609

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(14,334,525)	$8,140,479
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,764,144	2,340,865
Leasehold improvement impairment	2,269,288	-
Stock compensation	163,274	119,052
Bad debt write-off and provision - trade accounts receivables, advance to suppliers and other receivables	8,184,909	1,669,864
Goodwill Impairment	1,473,606	-
Change in fair value of purchase option derivative liability	(18,810)	(118,807)
Change in operating assets:
Accounts receivable, trade	(1,045,689)	(14,179,193)
Inventories	(1,646,583)	2,018,848
Other receivables	(503,613)	(372,660)
Advances to suppliers	(3,584,443)	2,132,100
Other current assets	1,646,935	5,860,584
Long term deposit	134,493	(238,630)
Other noncurrent assets	390,869	350,885
Change in operating liabilities:
Accounts payable, trade	(239,313)	15,792,680
Other payables and accrued liabilities	665,735	(1,626,827)
Customer deposits	3,467,706	(768,651)
Taxes payable	(101,323)	(1,153,346)
Net cash (used in) provided by operating activities	(313,340)	19,967,243

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(415,152)	(4,915,241)
Additions to leasehold improvements	(1,989,207)	(6,639,268)
Net payments for business acquisitions	-	(3,308,158)
Net cash used in investing activities	(2,404,359)	(14,862,667)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	675,380	(1,840,419)
Change in notes payable	2,928,146	(7,077,596)
Change in other payables-related parties	(234,404)	577,183
Proceeds from shareholders contribution	-	406,546
Net cash (used in) provided by financing activities	3,369,122	(7,934,286)

EFFECT OF EXCHANGE RATE ON CASH	39,455	173,021

(DECREASE) INCREASE IN CASH	690,878	(2,656,689)

CASH, beginning of year	3,833,216	6,489,905

CASH, end of year	$4,524,094	$3,833,216

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$70,725	$4,113,553
Transfer from construction-in-progress to leasehold improvement	$2,707,183	$2,890,399
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$-	$8,468,458